Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3, No. 333-109270, of our report dated January 19, 2004, relating to the statement of direct revenues and direct expenses of the Focus Web site, a Web site formerly owned by Asia B2B Online Inc., for the nine months ended September 30, 2003 which appears in Sohu.com Inc.’s Current Report on Form 8-K/A filed on February 6, 2004, March 2, 2004 and April 22, 2004. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/    PricewaterhouseCoopers Zhong Tian CPAs Limited Company

PricewaterhouseCoopers Zhong Tian CPAs Limited Company

Beijing, China

April 22, 2004